Exhibit 99.1

NEWS RELEASE
	Contacts:	Alan Krenek, Chief Financial Officer
Basic Energy Services, Inc.
432-620-5510
FOR IMMEDIATE RELEASE
Jack Lascar/Sheila Stuewe
DRG&L / 713-529-6600

BASIC ENERGY SERVICES ANNOUNCES REAUTHORIZED

SHARE REPURCHASE PROGRAM

MIDLAND, Texas – May 24, 2012 – Basic Energy Services, Inc. (NYSE: BAS) (“Basic”) announced today that its Board of Directors has reauthorized the repurchase up to approximately $35.2 million of its common shares from time to time in open market or private transactions, at the company’s discretion, as a continuation of its prior $50.0 million program announced in 2008 (of which $14.8 million has been previously repurchased). The timing and actual number of shares repurchased will depend on a variety of factors including the stock price, corporate and regulatory requirements and other market and economic conditions. The stock repurchase program may be suspended or discontinued at any time.

Commenting on the announcement, Kenneth V. Huseman, Basic’s Chief Executive Officer, said, “The Board’s reauthorization and our reimplementation of the stock repurchase program, which was previously suspended, reflects our confidence in the long-term value of Basic’s market position and financial performance. The repurchased shares will become treasury shares, which may be reissued later in connection with acquisitions or with our long-term incentive plans. We believe our current share price presents an attractive investment opportunity for the company and potential good use of our existing liquidity.”

Basic Energy Services provides well site services essential to maintaining production from the oil and gas wells within its operating area. The company employs more than 5,700 employees in more than 100 service points throughout the major oil and gas producing regions in Texas, Louisiana, Oklahoma, New Mexico, Arkansas, Kansas and the Rocky Mountain and Appalachian regions. Additional information on Basic Energy Services is available on the Company’s website at http://www.basicenergyservices.com.

Safe Harbor Statement

This release includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Basic has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including (i) Basic’s ability to successfully execute, manage and integrate acquisitions, (ii) changes in demand for services and any related material impact on our pricing and utilizations rates and (iii) changes in our expenses, including labor or fuel costs. Additional important risk factors that could cause actual results to differ materially from expectations are disclosed in Item 1A of Basic’s Form 10-K for the year ended December 31, 2011 and subsequent Form 10-Q’s filed with the SEC. While Basic makes these statements and projections in good faith, neither Basic nor its management can guarantee that the transactions will be consummated or that anticipated future results will be achieved. Basic assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by Basic, whether as a result of new information, future events, or otherwise.

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